Exhibit 3 - Form of
                                                            Employment Agreement

          AGREEMENT effective as of March 26. 1996, by and between LASER MASTER INTERNATIONAL, INC., having its principal place of business at 1000 First Street, Harrison, New Jersey 07029 (hereinafter referred to as "EMPLOYER") and ANTHONY J. CATALDO, residing at 4 High Meadows Road, Mount Kisco, New York 10545 (hereinafter referred to as "EMPLOYEE").

                      W I T N E S S E T H:
                      - - - - - - - - - -

          WHEREAS, the EMPLOYER is engaged in the business of providing commercial printing and engraving services to customers; and

          WHEREAS, the EMPLOYER is desirous of employing EMPLOYEE; and

          WHEREAS, in the opinion of the Board of Directors of EMPLOYER, the success of the business operations of the EMPLOYER is contingent upon the performance of the EMPLOYEE and in order to insure and provide for the terms and conditions of EMPLOYEE's employment;

               NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL
               COVENANTS AND CONDITIONS HEREIN- AFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

          FIRST:          All prior understandings and/or Agreements between the
          -----
parties are hereby deemed superseded and incorporated into the provisions of this Agreement.

          SECOND:         The EMPLOYER does hereby employ, engage and hire the
          ------
EMPLOYEE as Assistant Secretary and a Vice President of EMPLOYER for a period of one year commencing March 26, 1996, and terminating April 27, 1997.

                         EMPLOYEE will serve as an Officer of EMPLOYER and will
be responsible for investor public relations, arranging for financing with institutions, brokerage firms, review and negotiate potential merger and acquisitions, coordinating of all stockholder matters, representation of the Company at special and general meetings of stockholders, and to assist the Company with respect to obtaining a NASDDAQ listing of its stock, assistance with respect to capital and fund raising for the Company.

          THIRD:          The EMPLOYEE agrees that he will at all times
          -----
faithfully, industriously and to the best of his ability, experience and talent, perform all of the duties that may be required of and from him pursuant to the expressed and implicit term hereof.

                         It is further understood and agreed that you will spend
such time, at your discretion on affairs of the Company, as you deem appropriate in either New York, New Jersey or any other locale that requires your presence on behalf of the Company.

                         You further understand and agree that you will not be
permitted to execute and/or bind the Company in any manner without a counter-signature and agreement of Mendel Klein as President and Chairman of the Board.

          FOURTH:        The EMPLOYER shall pay to the EMPLOYEE and the EMPLOYEE
          ------
agrees to accept from the EMPLOYER in full payment for the EMPLOYEE's services hereunder, compensation at $150,000 per annum, as well as yearly vacation of four (4) weeks.

                         EMPLOYER agrees to make available suitable
accommodations and transportation for EMPLOYEE for EMPLOYER requested trips in and out of the continental United States. All verified expenses of EMPLOYEE incurred during the course of employment will be paid by EMPLOYER as long as said expenses are pre-approved by EMPLOYER.

                         EMPLOYEE will be entitled to participate in EMPLOYER
Stock Option Plans and will be awarded stock options based upon EMPLOYEE's performance which will be reviewed on an annual basis by the EMPLOYER's Compensation Committee, as a condition precedent to employment and as further compensation, EMPLOYER agrees to issue to EMPLOYEE 131,225 shares of Restricted Common Stock, par value $.01 per share. The shares of Common Stock to contain the following restrictive legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act."


                         Additionally, EMPLOYEE will receive 100,000 stock
options to purchase 100,000 shares, for one (1) year at $1.00 per share, and 100,000 options for the two (2) years at $2.00 per share. EMPLOYER agrees to grant cost free piggy back registration rights to EMPLOYEE for the shares of common stock and the underlying the common stock options.

          FIFTH:          The EMPLOYEE shall devote working time, attention,
          -----
knowledge and skill to the business and interest of the EMPLOYER and the EMPLOYER shall be entitled to all benefits, emoluments, profits or other issues arising from or incidental to any or all work, services and advice of the EMPLOYEE and the EMPLOYEE expressly agrees that he will not during the term hereof, be interested directly or indirectly, in any form, fashion or manner, as a partner, officer, director, stockholder, advisor, or employee in any other business similar to the business of the EMPLOYER. Nothing herein contained shall, however, limit the rights of the EMPLOYEE to own up to twenty-five percent (25%) of the capital stock or other securities of any corporation whose stock or securities are publicly owned or traded regularly on a public exchange or in the over-the-counter market nor shall anything herein contained be deemed to prevent the EMPLOYEE from investing, or limiting the EMPLOYEE's rights to invest, in other businesses not allied with the business of the EMPLOYER as long as EMPLOYEE continues to devote time, attention, knowledge and skill to the business and interest of the EMPLOYER. EMPLOYEE will be permitted to work with other companies on a consulting basis at EMPLOYEE's discretion, as long as such work does not interfere with the business of EMPLOYER.

          SIXTH:          During the course of EMPLOYEE's employment under the
          -----
terms and conditions of this contract, and for one (l) year thereafter, the EMPLOYEE further specifically agrees that he will not, at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any proprietary information of any kind, nature or description concerning any matters affecting or relating to the business of the EMPLOYER, including, without limiting the generality of the foregoing, any of its customers, its manner of operations, its plans, processes, programs, or other data of any kind, nature or description without regard to whether any or all of the foregoing matters shall be deemed confidential, material or important. The parties hereto stipulate that as between them the same are important, material, confidential and gravely affect the effective and successful conduct of the business of the EMPLOYER and its good will, and that any breach of the terms of this paragraph is a material breach thereof, except where the EMPLOYEE shall be acting on behalf of the EMPLOYER.

                         EMPLOYEE understands and agrees that in the event that
EMPLOYEE violates the terms and conditions as stated in the within paragraph, that he will be subject to an injunction and damages, and understands and agrees that EMPLOYER's only immediate remedy to prevent further or continued damages will be a petition for injunctive relief. EMPLOYEE further understands and agrees that EMPLOYER, in entering into the within agreement, is relying upon EMPLOYEE's representation and warranty that all trade secrets and other proprietary information of EMPLOYER will be kept strictly confidential by EMPLOYEE and not utilized by EMPLOYEE in any manner whatsoever other than on EMPLOYER's behalf and during the course of EMPLOYEE's employment with EMPLOYER.

          SEVENTH:        It is expressly understood and agreed that the terms
          -------
of this Agreement shall terminate prior to April 27, 1997, upon the happening of the following events:

                          (a) Automatically and without notice upon the death of
the EMPLOYEE;

                          (b) Persistent absenteeism on the part of the
EMPLOYEE, however, such absenteeism is not to include absenteeism as a result of ill health;
                          (c) Deliberate and wilful failure to perform normal
services and duties required of EMPLOYEE pursuant hereto except if the performance of such duties or services would result in a breach of EMPLOYEE's fiduciary responsibility.

                          (d) Conviction of a felony involving moral turpitude;

                          (e) Total or partial disability of the EMPLOYEE for a
period of four (4) consecutive months so that he is prevented from performing a substantial part of his duties; it being further understood and agreed that any proceeds received by EMPLOYER from a policy of disability benefits insurance or any other proceeds received from any Federal, State or Municipal agency of government will be a credit to the amount of compensation paid to EMPLOYEE by EMPLOYER; and
                          (f) Fraudulent misconduct of the EMPLOYEE, and

                          (g) In the event that in the sole judgment of
EMPLOYER, EMPLOYEE is not performing his assigned duties and tasks, then and in that event, upon written notice to EMPLOYEE, EMPLOYEE's employment may be terminated by EMPLOYER. The right to terminate the within agreement will be without any further liability on the part of the EMPLOYER, except for the payment of all compensation as provided for herein.

          EIGHTH:         At EMPLOYER's discretion, EMPLOYEE will be entitled to
          ------
all fringe benefits in effect by EMPLOYER such as Blue Cross Blue Shield, Major Medical, disability or life insurance benefits which are afforded to key employees of the EMPLOYER.

          NINTH:          This Agreement contains the total and entire agreement
          -----
between the parties and shall, as of the effective date hereof, supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representations that are not specifically set forth herein and each of the parties hereto acknowledge that he or it has relied upon his or its own judgment in entering into the same.

          TENTH:          The parties hereto do further agree that no waiver or
          -----
modification of this Agreement or of any covenant, condition or limitation herein contained, shall be valid, unless in writing and duly executed by the party to be charged therewith and that no evidence of any proceedings or litigation between either of the parties arising out of or affecting this Agreement or the rights and obligations of any party hereunder shall be valid and binding unless such waiver or modification is in writing, duly executed, and the parties further agree that the provisions of this paragraph may not be waived except as herein set forth.

          ELEVENTH:       The parties hereto agree that it is their intention
          --------
and covenant that this Agreement and the performance hereunder shall be construed in accordance with and under the laws of the State of New York and that the terms hereof may be enforced in any court of competent jurisdiction in an action for specific performance which may be instituted under this Agreement.

          TWELFTH:        The parties agree that in the event of any dispute
          -------
and/or controversy arising out of this Agreement, that jurisdiction in said matter is conferred upon the New York State Supreme Court, New York County in the County, City and State of New

York, including an action for injunction which may be brought by EMPLOYER in the New York State Supreme Court or any other court as warranted.

          THIRTEENTH:     EMPLOYEE warrants and represents to EMPLOYER that
          ----------
EMPLOYEE has had sufficient and adequate opportunity to consult with EMPLOYEE's counsel concerning the within agreement and is aware that EMPLOYER is relying upon the within representation concerning entering into the agreement herein.

          FOURTEENTH:     All notices required or permitted to be given by
          ----------
either party hereunder shall be in writing and mailed by registered mail, return receipt requested and by regular mail to the other party addressed as follows:

                         If to EMPLOYER at:

                         LASER MASTER INTERNATIONAL, INC.
                         1000 First Street
                         Harrison, New Jersey  07025



                         If to EMPLOYEE at:

                         4 High Meadow Road
                         Mount Kisco, New York 10545


Any notice mailed as provided above shall be deemed completed on the date of receipt, or five (5) days from the postmark on said postal receipt.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the effective date of the Agreement.

                                   LASER MASTER INTERNATIONAL, INC.



                              By:
                                   -----------------------------
                                   MENDEL KLEIN, PRESIDENT



                                   -----------------------------
                                   ANTHONY J. CATALDO